EXECUTION DRAFT

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) is entered into on October __, 2009, by and among The Saint James Eos Wine Company, a California corporation (“Company”), Hopmayer Consulting, LLC, a Tennessee limited liability company (“Consultant”), and Jeffrey S. Hopmayer (“Hopmayer”).

RECITALS:

WHEREAS, simultaneously herewith, Company is purchasing substantially all of the membership interests of Sapphire Wines, LLC, a Delaware limited liability company (“Sapphire”) and Emerald Wines, LLC, a Delaware limited liability company (“Emerald,” and together with “Sapphire,” the “Companies”), pursuant to that certain Membership Interest Purchase Agreement, dated October ___, 2009, by and among Sellers, The Saint James Company, a North Carolina corporation, and Company (the “Purchase Agreement”), a copy of which Purchase Agreement has been delivered to and reviewed by Consultant;

WHEREAS, Hopmayer is a principal of Sellers and has substantial experience managing and operating the Business; and

WHEREAS, Company desires to engage Consultant, and Consultant desires to be engaged by Company, as an independent contractor upon the terms and conditions set forth herein. (Capitalized terms not defined herein shall have the meanings given in the Purchase Agreement.)

NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt, adequacy, and sufficiency of which are hereby acknowledged, Company, Consultant, and Hopmayer agree as follows:

1.      Consulting Relationship.  Company hereby retains Consultant, and Consultant hereby agrees to be retained by Company, as an independent contractor to perform certain consulting services to the Company with respect to the Business (the “Services”) during the Term (defined in Section 3 below).  The Services to be performed by Consultant shall be performed exclusively by Hopmayer.  The Services shall include the following:

(a)           Advising the Company in order to aid it in obtaining the appropriate licenses and registrations in a timely fashion;

(b)           Providing general support and guidance to the Company’s sales organization, including, without limitation, those projects for which Hopmayer has been actively involved prior to the date hereof;

(c)           Providing general marketing support and brand directional guidance upon Company’s reasonable request;

(d)           Providing general support and guidance for planning public relations activities upon Company’s reasonable request;

(e)           Providing general support and guidance for winemaking quality and direction upon Company’s reasonable request; and

(f)           Providing general support related to employees and personnel upon Company’s reasonable request.

2.      Time Required; Skill and Care.  Consultant and Hopmayer shall provide the Services from time to time during Company’s normal business hours and at such times and places (including in person and by telephone) as are mutually and reasonably agreed upon by Consultant and Company.  Consultant and Hopmayer shall not be required to perform the Services for any minimum number of hours.  Consultant and Hopmayer shall exercise a reasonable degree of skill and care in performing the Services.  If, during the Term, Hopmayer shall become engaged in any activity that could be deemed to be competitive with the activities of the Company, whether such engagement shall be as an officer, director, employee, consultant, or otherwise, or as an investor therein (so long as such investment is less than two percent of the voting or equity therein and such enterprise is not publicly traded), Hopmayer shall provide Company with not less than 30 calendar days advance notice of Hopmayer’s commencement of such activity.

3.      Term.  The term of Consultant’s engagement shall begin on the date hereof and shall continue until the three-year anniversary of the date hereof (the “Term”).

4.      Compensation.  In consideration of the Services, the Company agrees to pay Consultant $285,000 per year (the “Fee”).  One-twelfth of the Fee shall be due and payable in arrears on the first business day of each month.

5.      Independent Contractor Status.  Company, on the one hand, and Consultant and Hopmayer on the other hand, agree that the relationship created by this Agreement is an independent contractor relationship.  Consultant and Company shall not be construed as joint venturers, partners or agents of each other.  Neither Consultant nor Hopmayer shall be construed as an employee of Company for any purpose whatsoever and neither party shall have the power to bind or obligate the other.  Consultant shall be responsible for and shall timely fill all tax returns and pay all taxes in respect of the Fee.  Neither Consultant nor Hopmayer shall be entitled to any employee or fringe benefits which may be offered to employees of Company.  Consultant shall be responsible for the payment of all expenses incurred by Consultant or Hopmayer in the performance of the Services, and subject to such reimbursement as agreed upon in writing by the Company and Consultant prior to incurrence thereof.  Company acknowledges and agrees that Company shall not have the right to control or direct Consultant or Hopmayer as to the specific details and means by which the results of the Services are accomplished.

6.      Vital Mutual Inducement.  Each party hereto acknowledges and agrees that the rights of each party set forth herein are a vital part of the negotiations between Company and Sellers, and each party hereto understands and acknowledges that neither Purchaser nor Sellers would have entered the Purchase Agreement or the agreements ancillary to the Purchase Agreement without the parties hereto having executed and delivered this Agreement.

7.      Indemnification.  From and after the date hereof, Company shall indemnify, defend and hold harmless Consultant, Hopmayer, and their respective representatives, heirs, and agents (collectively, the “Indemnified Parties”) from and against all Losses asserted against, imposed upon or incurred by an Indemnified Party resulting from, arising out of, based upon or otherwise in respect of Consultant’s or Hopmayer’s performance of the Services or any of his or its obligations hereunder; provided that Company shall not be liable to provide indemnification for any Losses arising out of such Indemnified Parties’ gross negligence or willful misconduct hereunder.

8.      Limitation of Liability. In no event shall any party be liable for loss of profits or incidental, special, punitive or consequential damages for any reason whatsoever or for any multiple of damages based on the purchase price of the business or any multiple of earnings or EBITDA arising from Consultant’s or Hopmayer’s performance or breach of this Agreement.  Further, in no event shall any party be liable for damages arising out of this Agreement in excess of the sum of: (x) the Fees payable to Consultant during the Term; and (y) any reasonable attorneys fees and costs incurred by the other party to collect any amounts owed hereunder.  Notwithstanding the foregoing or anything else in this Agreement to the contrary, nothing in this Agreement shall limit or increase the respective liability or obligations of the parties under the Purchase Agreement in respect of issues not related to the parties’ respective obligations hereunder.

9.      Entire Agreement.  The Purchase Agreement and this Agreement constitute the entire agreement between the parties hereto concerning the provision of the Services to Company by Consultant and Hopmayer following the date hereof and supersedes all prior agreements or understandings, written or oral.  No attempted modification or waiver of any of the provisions hereof shall be binding on either party unless in writing and signed by both Consultant and Company.

10.   Notices.  Whenever any party hereto desires or is required to give any notice, demand or request with respect to this Agreement, each such communication shall be in writing and shall be effective only if it is sent by facsimile transmission, delivered by personal service, sent by express courier service with guaranteed next day delivery, charges prepaid, or mailed by United States certified mail, postage prepaid, return receipt requested, addressed as follows:

If to Company, to:

95 Fable Farm Road
New Canaan, Connecticut 06840
Attention: Richard Hurst
Facsimile: (203) 972-0265

with a copy (which shall not constitute notice) to:

Baker & Hostetler LLP
600 Anton Boulevard, Suite 900
Costa Mesa, California 92626-7221
Attention: Randy Katz
Facsimile: (714) 966-8802

If to Consultant, to:

Hopmayer Consulting, LLC
381 Mallory Station Road, Suite 211
Franklin, Tennessee 37067
Attention: Jeffrey S. Hopmayer

with a copy (which shall not constitute notice) to:

Horwood Marcus & Berk Chartered
180 N. LaSalle Street, Suite 3700
Chicago, Illinois 60601
Attention: Keith H. Berk, Esq.
Facsimile: (312) 264-2582

11.   Assignability.  This Agreement may not be assigned by either party without the prior written consent of the other party, which may be withheld, delayed, or denied in such party’s sole and absolute discretion.  This Agreement shall be binding upon Consultant, Hopmayer, and Company and their respective successors and permitted assigns.

12.   Severability.  Each provision of this Agreement shall be deemed and construed as a separate and independent provision.  If any provision or any part of any provision of this Agreement shall be held illegal, invalid, or unenforceable by any court of competent jurisdiction, the remaining provisions shall remain in full force and effect.  The parties further agree to replace any such illegal, invalid or unenforceable provisions of this Agreement with legal, valid and enforceable provisions which will achieve, to the extent possible, the economic, business and other purposes of the illegal, invalid or unenforceable provisions.

13.   Waiver.  The failure of any party to enforce any provision of this Agreement shall in no manner affect the right to enforce the same, and the waiver by any party of any breach of any provision of this Agreement shall not be construed to be a waiver by such party of any succeeding breach of such provision or a waiver by such party of any breach of any other provision.

14.   Applicable Law.  It is the intention of the parties hereto that all questions with respect to the construction and performance of this Agreement and the rights and liabilities of the parties hereto shall be determined in accordance with the laws of the State of California.  The losing party shall pay all reasonable costs and expenses (including reasonable attorneys’ fees) incurred by the prevailing party in any dispute relating to this Agreement.

15.   Waiver of Jury Trial; Venue; Jurisdiction.  CONSULTANT, HOPMAYER, AND COMPANY WAIVE ANY RIGHT TO TRIAL BY JURY ON ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS (A) UNDER THIS AGREEMENT OR ANY AMENDMENT, INSTRUMENT, DOCUMENT WHICH MAY BE DELIVERED IN THE FUTURE IN CONNECTION WITH THIS AGREEMENT, OR (B) ARISING FROM THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.  CONSULTANT, HOPMAYER, AND COMPANY IRREVOCABLY AGREE THAT ALL ACTIONS OR PROCEEDINGS IN ANY WAY, MANNER OR RESPECT ARISING OUT OF OR FROM OR RELATED TO THIS AGREEMENT SHALL BE LITIGATED ONLY IN COURTS HAVING SITUS WITHIN THE CITY OF SAN FRANCISCO, STATE OF CALIFORNIA.  CONSULTANT, HOPMAYER, AND COMPANY HEREBY CONSENT AND SUBMIT TO THE EXCLUSIVE JURISDICTION OF ANY LOCAL, STATE OR FEDERAL COURT LOCATED WITHIN SAID CITY AND STATE.  EACH OF CONSULTANT, HOPMAYER, AND COMPANY HEREBY WAIVES ANY RIGHT HE OR IT MAY HAVE TO TRANSFER OR CHANGE VENUE OF ANY SUCH ACTION OR PROCEEDING.

16.   Counterparts.  This Agreement may be executed in identical counterparts and by facsimile, each of which shall constitute an original instrument and all of which together shall constitute one single agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Consulting Agreement as of the day and year first above written.

COMPANY:	CONSULTANT:

The Saint James Eos Wine Company	Hopmayer Consulting, LLC

By:	By:
Its:	Jeffrey S. Hopmayer, Manager

HOPMAYER:

Jeffrey S. Hopmayer